EXHIBIT 99.1

ADVAXIS IN DRUG LICENSING DISCUSSIONS
FOR ITS FLAGSHIP VACCINE CONSTRUCT, ADXS11-001
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ANNUAL GENERAL MEETING RESCHEDULED
UNTIL COMPLETION OF LICENSING DISCUSSIONS

North Brunswick, NJ – April 17, 2009 – Advaxis, Inc. (OTCBB: ADXS) is in drug licensing discussions for its flagship vaccine construct, ADXS11-001(formerly named Lovaxin-C), in non-US markets.

Due to the potential materiality of the aforementioned event, Advaxis ' annual general meeting, which was scheduled for Wednesday, April 22, 2009 will be postponed and rescheduled after the licensing contract is completed.

ADXS11-001 is a therapeutic vaccine, like Dendreon’s Provenge, that treats active cancer, but much lower cost because it is not formulated for a specific patient. Unlike currently marketed prophylactic vaccines, ADXS 11-001 treats women who have already developed cervical cancer as a result of human papilloma virus (HPV) infection; the most prevalent sexually transmitted disease in the US today. Advaxis has already filed an IND for a Phase II trial in HPV caused cervical intraepithelial neoplasia (CIN), which is pre-cancerous.

About the ADXS11-001 Immunotherapy

Advaxis’ technology platform uses modified Listeria monocytogenes to deliver a tumor-specific antigen fusion protein.  Pre-clinically, bioengineered attenuated Listeria that secrete Advaxis’ proprietary fusion protein have the ability to generate a robust immune response, break immune tolerance to cancer and produce an unusually strong and effective multi-level therapeutic immune response to existing cancer and other diseases.

Advaxis’ Listeria-based technology is based on over a decade worth of work by Dr. Yvonne Paterson in her laboratory at the University of Pennsylvania. The Company’s proprietary antigen fusion protein technology stimulates innate immunity i.e., both arms of the adaptive cellular immune system, suppresses regulatory T-cells that inhibit many vaccines in the function of activated tumor-killing cells in addition to other anti-tumor effects.

For further information on ADXS11-001, please visit: www.advaxis.com/lc.htm.

About Advaxis, Inc.

Based in North Brunswick, New Jersey, Advaxis is developing proprietary Listeria monocytogenes (Lm) cancer vaccines based on technology developed by Dr. Yvonne Paterson, professor of microbiology at the University of Pennsylvania and chairperson of Advaxis’ scientific advisory board. Advaxis is developing attenuated live Lm vaccines that deliver engineered tumor antigens, which stimulate multiple simultaneous immunological mechanisms to fight cancer.

For further information on the Company, please visit: www.advaxis.com.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

For Further Information:

Conrad Mir
Director, Business Development
Advaxis, Inc.
732.545.1590 (Office)
732.545.1084 (FAX)
conradmir@advaxis.com
www.advaxis.com